Exhibit 99.1

Invitae Announces Third Quarter 2016 Financial Results, Secures Contracts with Top Five Largest Payers, and Grows Volume More Than 200% Year-Over-Year

-- Lives covered now at approximately 160,000,000 --

-- Reduced COGS to $450 per sample, expects to be cash flow positive by end of 2018 --

-- Hosting webinar/conference call at 4:45 pm ET / 1:45 pm PT --

SAN FRANCISCO, November 7, 2016 -- Invitae Corporation (NYSE: NVTA), a genetic information company, today announced financial and operating results for the third quarter ended September 30, 2016. Year to date, the company secured contracts with the top five major payers while making substantial progress on all four of its key metrics. The company also stated it expects to be cash flow positive by the end of 2018.

“We believe Invitae has emerged from being a concept story to a company that has industry-leading market share growth rates in the genetic testing industry with a clear path to becoming cash flow positive,” said Randy Scott, chairman and chief executive officer at Invitae. “With our recently announced progress in contracting with the top five major payers, we are now shifting our emphasis to driving revenue as a top priority. We will be working diligently to begin to operationalize those contracts as we move in network which should significantly improve our payment rates and drive volume growth throughout 2017 and beyond.”

The company reported total revenue of $6.3 million in the third quarter of 2016, compared to $2.2 million in the third quarter of 2015. Total costs and operating expenses were $31.2 million in the third quarter of 2016 compared to $24.6 million for the third quarter of 2015. Cost of revenue (cost of tests delivered) was $7.2 million for approximately 15,500 samples accessioned in the third quarter of 2016 compared to $4.0 million for more than 5,400 samples accessioned in the third quarter of 2015. Operating expenses, excluding cost of revenue (cost of tests delivered), were $23.9 million in the third quarter of 2016 compared to $20.7 million for the third quarter of 2015. Net loss was $25.0 million in the third quarter of 2016, or a $0.77 loss per share, compared to $22.5 million in the third quarter of 2015, or a $0.71 loss per share. Operating expenses in the third quarter of 2016 included non-cash expenses of approximately $5.3 million, including depreciation, equity compensation, and non-cash rent expense for a new production facility, which the company expects to occupy later this year.

At September 30, 2016, cash, cash equivalents, restricted cash, and marketable securities totaled approximately $71.4 million, approximately $18.8 million less than the comparable amount as of June 30, 2016.

“This quarter represents a turning point for us as we believe we have substantially reduced the technical, market, and execution risk against our business plan and have a runway to ramp our revenues and create a profitable long-term business,” said Sean George, president and chief operating officer at Invitae. “Over the past two years, you’ve seen us emerge from a concept – bringing genetics into mainstream medicine – into a rapidly growing business with a clear path to positive cash flow.”

The following are recent highlights:

●	Increased volume: Increased volume by 200% year-over-year and 25% quarter-over-quarter by delivering approximately 15,200 billable reports and accessioning approximately 15,500 samples.

●	Lowered COGS: Reduced cost of goods sold per sample accessioned (COGS) from approximately $500 in the second quarter of 2016 to approximately $450 in the third quarter of 2016.

●	Expanded content: Introduced an expanded neurology and cardiology test offering, including new panels for Parkinson’s disease, neuropathies, neuromuscular diseases, and a cardiomyopathy and skeletal muscle disease panel and added new genes to panels for arrhythmias, cardiomyopathies, aortopathies, and congenital heart disease.

●	Improved reimbursement: Established reimbursement with the top five national payers, bringing total lives covered to approximately 160 million, up from approximately 95 million in the second quarter of 2016. In addition, announced Medicare and Medicaid Services’ (CMS) final pricing of $925 for genetic testing for hereditary breast cancer-related disorders (e.g. hereditary breast cancer, hereditary ovarian cancer, and hereditary endometrial cancer).

●	Secured new collaborator for Invitae’s Genome Network: Announced a collaboration with Helix to build some of the first health apps for healthy individuals on the Helix platform for common, actionable inherited disorders for which there are preventive measures available. The collaboration will initially focus on common, actionable genes associated with inherited forms of cancer and cardiovascular disease, with plans to offer additional applications in the future. This adds to Invitae’s growing network of biopharma, platform, researcher, and patient advocacy collaborators.

●	Contributed data on an array of topics in genetics: Presented multiple abstracts at medical meetings:

¡	Highlighted new research on genetic testing for preventive care and new strategies for providing remote access to genetic counseling services at the National Society of Genetic Counselors (NSGC) 35th Annual Education Conference, including the following abstracts:

¡	Creating a medically actionable genetic screening panel for healthy individuals (Presentation #D12-1377)

¡	A novel approach to lab-based clinical genetic counseling (Presentation #C04-1030)

¡	Inherited cardiomyopathies in the pediatric population – what molecular testing reveals (Poster #A-142)

¡	Presented data at The American Society of Human Genetics (ASHG) 2016 Annual meeting, including the following abstracts:

¡	Lions and tigers and bears, oh my! Technically challenging variants are prevalent and require new approaches to NGS test development and validation (Poster #936F)

¡	“Phenotypes of Distinction”: When and how to integrate unique phenotypic information into variant interpretation (Poster #1032F)

¡	Evaluating the strength of evidence for gene/condition relationships: Impact on multi-gene panel testing design (Poster #834F)

Webinar and Conference Call Details

The dial-in numbers for the conference call are (877) 201-0168 for domestic callers and (647) 788-4901 for international callers, and the reservation number for both is 5259406.

The live webcast of the conference call may be accessed by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Invitae

Invitae Corporation’s (NYSE: NVTA) mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Invitae’s goal is to aggregate most of the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower price than many single-gene and panel tests today. The company currently provides a diagnostic service comprising hundreds of genes for a variety of genetic disorders associated with oncology, cardiology, neurology, pediatrics, and other rare disease areas. For more information, visit our website at invitae.com.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s beliefs regarding its positioning in the market; the company’s expectations regarding being cash flow positive; future performance levels; the indicators of the company’s success and its expected actions with respect to those indicators; the company’s belief that it has industry-leading market share and growth rates; the company’s prioritization of driving revenue; the company’s expectation that it will begin to operationalize contracts with major payers, and that payment rates and volume will increase throughout 2017 and beyond; the company’s belief that it has substantially reduced risk, and has a runway to ramp revenue and create a profitable long-term business; the ultimate functionality, features, availability and processes used by the Invitae apps and the Helix marketplace; and the company’s beliefs with respect to the benefits of the Invitae apps and the Helix marketplace. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the company’s ability to develop and commercialize new tests and expand into new markets; the company’s ability to use rapidly changing genetic data to interpret test results accurately, consistently and quickly; the company’s history of losses; the company’s need to scale its infrastructure in advance of demand for its tests and its ability to increase demand for its tests; the company’s ability to drive revenue as a top priority; the company’s ability to successfully operationalize payer contracts; the company’s ability to achieve and maintain positive cash flows and to execute its strategy to create a profitable long term business; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; laws and regulations applicable to the company’s business, including potential regulation by the Food and Drug Administration; that Medicare may change the pricing or other terms for reimbursement, or not reimburse the company for other tests in the future; the risk that the company’s apps on the Helix platform are not ultimately launched; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Invitae Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,

	2016	2015	2016	2015
	(unaudited)
Revenue	$6,276	$2,187	$15,812	$5,217
Costs and operating expenses:
Cost of revenue	7,242	3,952	19,705	11,017
Research and development	11,482	11,134	32,855	31,426
Selling and marketing	6,803	5,439	20,689	16,368
General and administrative	5,655	4,118	17,794	11,592

Total costs and operating expenses	31,182	24,643	91,043	70,403

Loss from operations	(24,906)	(22,456)	(75,231)	(65,186)
Other income (expense), net	50	(9)	122	(111)
Interest expense	(115)	(62)	(299)	(125)

Net loss	$(24,971)	$(22,527)	$(75,408)	$(65,422)

Net loss per share, basic and diluted	$(0.77)	$(0.71)	$(2.35)	$(2.43)
Shares used in computing net loss per share, basic and diluted	32,315,038	31,852,796	32,145,806	26,962,821

Invitae Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,745	$73,238
Marketable securities	29,003	53,780
Prepaid expenses and other current assets	8,216	4,292

Total current assets	74,964	131,310
Property and equipment, net	21,226	18,709
Restricted cash	4,697	4,831
Other assets	811	1,826

Total assets	$101,698	$156,676

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,204	$3,500
Accrued liabilities	6,350	4,253
Capital lease obligation, current portion	1,383	1,588
Debt, current portion	3,377	1,536

Total current liabilities	13,314	10,877
Capital lease obligation, net of current portion	592	1,576
Debt, net of current portion	9,568	5,504
Other long-term liabilities	7,380	343

Total liabilities	30,854	18,300

Stockholders’ equity:
Common stock	4	4
Accumulated other comprehensive gain (loss)	18	(15)
Additional paid-in capital	321,192	313,349
Accumulated deficit	(250,370)	(174,962)

Total stockholders’ equity	70,844	138,376

Total liabilities and stockholders’ equity	$101,698	$156,676

The condensed, consolidated balance sheet at December 31, 2015 has been derived from the audited consolidated financial statements at that date included in the company’s annual report on Form 10-K for the year ended December 31, 2015.

Source: Invitae Corporation

Contact:

Laura D’Angelo

pr@invitae.com

314-920-0617